Exhibit 10.1

2012

Annual

Incentive

Plan

Table of Contents

THE 2012 AMERICAN WATER ANNUAL INCENTIVE PLAN	1

Your Performance—Your Award	1

Eligibility	2

DETERMINING AIP AWARDS	4

Step 1: Establish initial award pool based on overall corporate performance	4

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational group/functional area funding to reflect results	6

Step 3: Determine individual AIP award based on (a) individual performance, and (b)available organizational group/functional area funding; awards are paid from available organizational group/functional area award pool	6

WHAT THE 2012 AIP MEANS FOR YOU	7

Performance Ratings	7

Award Funding Determination	8

Receiving Your AIP Award	10

FREQUENTLY ASKED QUESTIONS	11

American Water	1

THE 2012 AMERICAN WATER ANNUAL INCENTIVE PLAN

Your Performance — Your Award

At American Water, your performance counts. We rely on our employees’ knowledge and skills to help the company achieve its business objectives.

•

The American Water 2012 Annual Incentive Plan (AIP) is designed to give eligible exempt employees an annual opportunity to earn a cash award that recognizes and rewards their contributions to the company’s success. This means that company and individual performance are both taken into account to determine cash awards under the plan. We continue to make adjustments to the AIP design to reinforce the link between company and individual performance and award payouts. This year will include a new goal of Business Transformation Performance.

•

We are continuing the funding approach that was used in 2011, which directly ties the amount of available cash for AIP payouts to company performance against specific metrics. AIP funding for all eligible, exempt employees will depend on the company’s achieving its financial, business transformation and operational goals.

•

Your individual performance continues to play a large role in determining the amount of your payout. Employees who exceed their performance targets could receive higher payouts. Conversely, employees who under-perform and do not meet their performance targets could receive lower payouts or no payout at all. In short, your performance directly impacts the amount of your award.

The 2012 AIP is designed to challenge and motivate you to perform at your highest level, and promote the creation of value to the customer and shareholder. Read this brochure to learn about how the 2012 plan works and what it means for you.

American Water	2

The 2012 AIP

Elements of the Program

•      AIP award pool funding is based on overall corporate performance against specific financial, business transformation and operational goals (represented by the Corporate Multiplier), then allocated across organizational groups/functional areas—at senior management’s discretion—depending on organizational group/functional area results.

•      AIP funding for all eligible exempt employees depends on the company achieving its financial, business transformation and operational goals.

•      A pre-determined financial threshold for company performance must be met in order for funding and any award to be provided under the AIP.

•      Individual award payouts will be based on individual performance against specific goals represented by the Individual Performance Factor and paid from available organizational group/functional area funding.

•      For 2012, the Individual Performance Factor range is 0%-200%. Individual payouts will be capped at 200% of AIP target award.

•      Award opportunity (Target Award) is expressed as a percentage of base salary. (See Attachment B).

•      Actual payout may be lower or higher than target depending on company and individual performance against specific goals.

•      Individual performance is assessed by your manager and measured against your pre - determined performance goals.

•      Your AIP will be distributed as a cash award in March.

•      You must be actively employed with American Water on the date awards are paid to receive your 2012 AIP payout. You (or your beneficiary) may be eligible for a prorata award if you are disabled, retire, die, involuntarily terminate (not “for cause”) or a divestiture occurred after June 30, 2012. Involuntary termination for cause would not be eligible.

Eligibility

•	You are eligible for an AIP award opportunity if you are a regular, full-time exempt employee of American Water.

•	Regular, full-time exempt employees who join American Water on or before September 30, 2012 are also eligible to participate in the AIP on a prorated basis.

•	Employees transferred from nonexempt to exempt status on or after September 30th are not eligible in the current plan year.

•	You must be an active employee with American Water on the date the payout is made in order to receive the award. You (or your beneficiary) may be eligible for

American Water	3

a prorata award if you are disabled, retire, die, involuntarily terminate (not “for cause”) or a divestiture occurred after June 30, 2012. (Retirement under this plan is age 55 and 10 years of service.)

•

If you are promoted during the plan year to a position with a higher AIP target level, or if you are reclassified/transferred to a position with a lower AIP target level, your award payout will be based on your new target level as of December 14, 2012, except ML4s and above who will be prorated at each salary and target level.

•	You are not eligible for an AIP award if:

•	you transfer from exempt status to nonexempt status during the current plan year or your job was reclassified to nonexempt status,
•	your performance rating is “Unacceptable” or “Too Soon to Rate,”
•	you have not complied with the company’s annual Code of Ethics certification by the established deadline,
•	your employment was involuntarily terminated for cause.

Why Is the Plan Based on Individual Performance?

Since the value (as reflected in our share price and our return to shareholders) and success of our business depend on the achievement of annual company and individual performance goals, American Water recognizes the need to differentiate and reward the performance of employees who enable us to reach these goals. The 2012 AIP is designed to ensure that award payouts are directly tied to measurable contributions — both company and individual — to American Water’s success.

American Water	4

DETERMINING AIP AWARDS

AIP award payouts depend on individual performance; they also depend on overall corporate performance and organizational group/functional area results (which determine award pool funding).

AIP awards will be determined according to the following three-step process:

Step 1:	Establish initial award pool based on overall corporate performance

Step 2:	Allocate overall corporate funding to organizational groups/functional areas, and adjust specific organizational group/functional area funding to reflect results

Step 3:	Determine AIP award based on individual performance; awards are paid from available organizational group/functional area funding

Step 1:	Establish initial award pool based on overall corporate performance

Each year, American Water establishes funding for the AIP award pool. In 2012, the funding will be directly tied to company performance and represented by the Corporate Multiplier. The Corporate Multiplier can range from 0% to 150% depending on how well the company performed against the financial, business transformation and operational goals described below. Note that a pre-determined threshold for company performance—2012 Diluted Earnings Per Share (EPS) must be at least 90% of target—must be met in order for funding of any award to be provided under the AIP for Business Transformation and Operational Performance Factors.

American Water	5

•	Financial Metric (Weighted 55%) *

•	Diluted Earnings Per Share is a widely tracked measure of financial performance/profitability, and is calculated as follows:

Net Income to Common Stockholders

÷

Average Outstanding Shares (including dilutive securities such as stock options)

=

Diluted Earnings per Share

*	2012 Diluted Earnings Per Share (EPS) must be at least 94.3% of target for any financial funding and award to be provided under the AIP.

•	Business Transformation (Weighted 15%)

•	Enterprise Resource Plan (ERP) go live with successful third quarter close (Judgment of Management with Discretion of the Board of Directors.)

•	Operational Performance (Weighted 30%)*

•	Environmental Compliance Notices of Violation (NOVs) (7.5%)

•	Safety Performance (7.5%)

•	Customer Satisfaction Survey (7.5%)

•	Customer Service Quality Survey (7.5%)

*	These outcomes are based on a combination of surveys, end-of-year results, data and other annual reports (For more details on these performance measures, see Attachment A at the back of this brochure).

Please note that AIP funding for all employees will depend on how well the company achieves its financial, business transformation and operational goals. A pre-determined financial threshold for company performance must be met in order for funding and any award to be provided under the AIP. For 2012, the threshold is 90% of EPS target.

The financial, business transformation and operational metrics are added together to determine the Corporate Multiplier. So, even if certain metrics are not achieved, the

American Water	6

funding may be reduced, but not eliminated altogether. However, if the company’s financial performance does not meet the threshold, the Corporate Multiplier will be reduced to zero, which would eliminate any award payout. The Corporate Multiplier (and thus funding for payouts) may be adjusted to take into account nonrecurring items such as impairment charges, dissolutions or acquisitions of businesses or costs associated with one-time events.

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational group/functional area funding to reflect results

Once the overall corporate funding is determined as described under Step 1, senior management will allocate the Corporate funding to American Water’s organizational groups and functional areas. The funding for each organizational group/functional area may be increased or decreased, at senior management’s discretion, to reflect specific organizational group/functional area results.

Step 3: Determine individual AIP award based on (a) individual performance, and (b) available organizational group/functional area funding; awards are paid from available organizational group/functional area award pool

Your AIP target award (i.e., your award opportunity) is based on your job with the company and is expressed as a percentage of your base salary. Your actual award payout may be higher or lower than target depending on whether individual and company performance goals have been met, and your organizational group’s/functional area’s results. Contact your manager for information on your individual AIP Target Award.

Your individual performance factor is based on (a) your performance against specific targets, and

(b) the amount of organizational group/functional area funding available

American Water	7

The Individual Performance Factor represents how well you achieve your annual individual performance goals. Your Individual Performance Factor (IPF) can range from 0% to 200%, depending on your performance for the plan year and the amount of organizational group/functional area funding available. This performance factor will then be multiplied by your Target Award to determine your 2012 AIP award payout. Individual payouts will be capped at 200% of AIP target award.

Individual AIP awards are then paid from the available organizational group/functional area award funding, which may impact the original IPF determination. The sum of all individual awards within a given organizational group/functional area must not exceed its allocated pool of dollars.

WHAT THE 2012 AIP MEANS FOR YOU

Performance Ratings

Most people are motivated to do their best; therefore the better you perform, the greater your potential award will be under the Plan. It is your responsibility to maximize your award opportunity by achieving or exceeding your goals.

Each year, you and your manager identify four to six high priority and challenging performance targets, which represent where you can directly impact the company’s success. These performance targets and their weightings should be specific, measurable and aligned with the company’s performance targets. During your year-end performance review, you and your manager will discuss how well you performed against the established targets, and rate your performance using one of the following performance ratings:

Rating
Exceptional
Highly Effective
Commendable
Needs Improvement
Unacceptable
Too Soon to Rate

American Water	8

Later, during the AIP process, your manager will use your rating to determine your Individual Performance Factor. Depending on how you performed during the year, you could potentially earn a higher payout than in previous years — or you could earn a lower payout or no payout at all. In other words, the AIP design gives you more power to impact the size of your award. It also means that you are accountable for meeting your performance goals.

Award Funding Determination

Below are four scenarios that demonstrate how AIP funding may be calculated:

AIP Funding Assumptions

Total AIP Funding *		$20,000,000
Total AIP Funding for Organizational Group*		$2,000,000

* The total is the sum of the target awards for the eligible employees.
	Performance
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
• Company	Above Target	Target	Threshold	Below Threshold
— Financial Performance Factor	1.39	0.94	0.25	0.00
— Business Transformation Performance Factor	1.10	0.85	0.50	0.00
— Operational Performance Factor	0.90	1.16	0.50	0.00

American Water	9

	Scenario 1	Scenario 2	Scenario 3	Scenario 4
STEP 1: Establish corporate funding based on overall corporate performance

Total of AIP Targets (A)	$20,000,000	$20,000,000	$20,000,000	$20,000,000
Financial Performance Factor (i) (55% weight)	1.39 x 0.55 = 0.76	0.94 x 0.55 = 0.52	0.25 x 0.55 = 0.14	0.00 x 0.55 = 0.00
Business Transformation Performance Factor (ii) (15% Weight)	1.10 x 0.15 = 0.17	0.85 x 0.15 = 0.13	0.50 x 0.15 = 0.07	0.00 x 0.15 = 0.00
Operational Performance Factor (iii) (30% weight)	0.90 x 0.30 = 0.27	1.16 x 0.30 = 0.35	0.50 x 0.30 = 0.15	0.00 x 0.30 = 0.00
i + ii + iii = Corporate Multiplier (B)	1.20	1.00	0.36	0.00
A x B = Corporate Funding	$20,000,000 x 1.20 = $24,000,000	$20,000,000 x 1.00 = $20,000,000	$20,000,000 x 0.36 = $7,200,000	$20,000,000 x 0.00 = $0

STEP 2: Allocate overall corporate funding to organizational groups/functional areas; adjust specific organizational group/functional area funding to reflect results

Organizational Group Pool (C) (Allocated from corporate funding)	$2,400,000	$2,000,000	$720,000	$0
Organizational Group Adjustment (D)	1.00 (Target)	.80 (Below Target)	1.20 (Above Target)	1.00 (Target)
C x D = Organizational Group Pool (adjusted based on results)	$2,400,000 x 1.00 = $2,400,000	$2,000,000 x 0.80 = $1,600,000	$720,000 x 1.20 = $864,000	$0 x 1.00 = $0

Both company and individual performance can significantly impact your final payout. Also, remember that the sum of individual awards for a specific organizational group/functional area must equal the funding allocated to that organizational group/functional area.

Please discuss the AIP with your manager to ensure you clearly understand how the formula works and how your performance impacts your potential award payout.

American Water	10

Receiving Your AIP Award

Awards will be paid in cash no later than March 15, 2013. If you are eligible for an award payout, please keep in mind that:

•	You must be actively employed with the company on the date of payout.

•	The payout will be based on your annual base salary as of December 14, 2012 and subject to all federal, state and local income tax withholdings.

•	The American Water Board of Directors or its Designee has the right to adjust the award determination(s) and/or award payouts(s) at its discretion.

Remember, it’s your performance — and your award: The contributions you make to American Water’s success throughout the year ultimately impact the amount of your payout. Be sure to carefully review this brochure; then speak with your manager about the AIP and about what you can do to improve your performance and share the financial rewards of American Water’s success.

American Water	11

FREQUENTLY ASKED QUESTIONS

Question	Answer
How does the plan reward performance?	The AIP allows us to differentiate and reward the performance of employees who contribute to the achievement of the company’s goals. The 2012 AIP directly ties award payouts to measurable contributions (company, organizational group/functional area and individual) to American Water’s success.

Who is eligible for the AIP?	All regular, full-time exempt employees are eligible to participate. If you join American Water on or before September 30, 2012, you are also eligible to participate in the plan on a prorated basis.

What do I have to do to receive an AIP award?

Any payout will depend largely on your performance, as well as on company, organizational group/ functional area performance (including financial, business transformation and operational), which determines funding.

If your performance is rated “Needs Improvement” or higher, you may receive an award payout—but only if threshold company performance metrics have been met. If your performance rating is “Unacceptable” or “Too Soon to Rate,” you will not receive a payout. To maximize your award opportunity, it’s important to meet with your manager to establish meaningful performance goals, then work hard throughout the year to achieve those goals.

How is my AIP target award opportunity determined? How can I find out what it is?	Your AIP target award opportunity is based on your job and is expressed as a percentage of your base salary. Please see your manager to learn more about your target award opportunity for 2012.

How will my AIP award payout be calculated?	The size of the pool which funds your award is determined based on overall corporate performance and adjusted to reflect specific organizational group/functional area results. AIP funding for all eligible employees will depend on the company and/or organizational group/functional area achieving its operational and business transformation as well as financial goals. Once individual awards are calculated, they are paid from the organizational group/functional area funding.

American Water	12

Question	Answer
What is the minimum and maximum that could be paid under the plan (as a percent of target)?	AIP award payouts can range from zero, to a maximum of an Individual Performance Factor of 200%. Payouts are capped at 200% of AIP target award.

Will I receive an award payout if I meet my individual performance goals but the company does not achieve minimum (threshold) performance?	No. A pre-determined financial threshold for company performance must be met in order for funding and any award to be provided under the AIP.

What happens if I leave American Water before I receive my award payout?	To receive the award payout, you must be actively employed with American Water on the date the payment is to be made. You (or your beneficiary) may be eligible for a prorata award if you are disabled, retire, die, involuntarily terminate (not “for cause”) or a divestiture occurred after June 30, 2012. (Retirement under this plan is age 55 and 10 years of service.) Employees involuntarily terminated for cause would not be eligible.

What happens if I change job positions within American Water during the plan year?	Your award payout will be based on your base salary and target level percentage as of December 14, 2012.

This brochure is the 2012 American Water Annual Incentive Plan. The American Water Board of Directors or its Designee, whose decisions will be final and binding, will determine interpretations of the Plan. The company reserves the right to amend, modify, or discontinue the Plan during the plan year or at any time in the future. Participation in the Plan does not convey any commitment to ongoing employment.

American Water	Attachment A

2012 AIP FINANCIAL PAYOUT CURVE

DILUTED EARNINGS PER SHARE (EPS) (55%)

% Target Achieved	% Payout
103.1%	150.0%
102.6%	140.0%
102.1%	130.0%
101.0%	120.0%
100.5%	110.0%
100.0%	100.0%
98.4%	81.3%
97.4%	62.5%
95.8%	43.8%
94.3%	25.0%
<94.3%	0%

*	For 2012, the EPS target is within the range of our earnings guidance of $1.90 to $2.00.

BUSINESS TRANSFORMATION PERFORMANCE

2012 AIP MEASURE

Enterprise Resource Plan (ERP) go live with successful third quarter close

(Judgment of Management with Discretion of the Board of Directors.)

American Water	Attachment A

2012 AIP OPERATIONAL MEASURES

Environmental Compliance (7.5%)

For determining environmental compliance, AW will count Notices of Violation (NOV) for which the company is responsible as described in the Environmental Non-Compliance Reporting Practice. For 2012 AW’s NOV target is 17.

NOVs	Award
11	150.0%
13	137.5%
15	125.0%
16	112.5%
17	100.0%
18	87.5%
19	75.0%
20	62.5%
21	50.0%
>21	0%

Safety Performance (7.5%)

Safety performance will be determined using the total OSHA Recordable Incident Rate (ORIR) which measures all injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked. For 2012 the goal has been set at 3.35 which is 25% below the Bureau of Labor Statistics (BLS) Water Utility Average ORIR of 4.5 and will be evaluated against the graduated award scale below.

ORIR	Award
3.15	150.0%
3.20	137.5%
3.25	125.0%
3.30	112.5%
3.35	100.0%
3.45	87.5%
3.55	75.0%
3.65	62.5%
3.75	50.0%
>3.75	0%

American Water	Attachment A

2012 AIP OPERATIONAL MEASURES

Service Quality (7.5%)

This metric is measured by the Service Quality Survey (SQS) which is conducted throughout the year for customers requesting service resulting in completion of a service order by a Field Service Representative (FSR). The score is based on the survey question: “Overall, how satisfied were you with the outcome of your service contact?” taking the top two response categories of a 5 point response scale (5. Extremely Satisfied, 4. Very Satisfied, 3. Somewhat Satisfied, 2. Somewhat Dissatisfied, 1. Very Dissatisfied). The AW goal for 2012 is 85% and the graduated award scale is provided below.

SQS %	Award
90	150%
89	140%
88	130%
87	120%
86	110%
85	100%
84	90%
83	80%
82	70%
81	60%
80	50%
< 80	0%

Customer Satisfaction (7.5%)

This metric measures overall customer satisfaction through a random customer survey containing the following question, “Overall, how satisfied have you been with (Company Name) in general during the past twelve months”, which has a five-point response scale (Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, Very Dissatisfied), response percentages in the top three categories are indicative of overall customer satisfaction levels and a 90% target has been set.

CSS%	Award
95	150%
94	140%
93	130%
92	120%
91	110%
90	100%
89	90%
88	80%
87	70%
86	60%
85	50%
<85	0%

American Water	Attachment B

2012 ANNUAL INCENTIVE PLAN TARGETS

EXEMPT POSITIONS
Grade	AIP %
ML4	30%
L5-L6	20%
L7	15%
L8-L9	10%
L10-L12	5%